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    Exhibit 10(a)

MAGELLAN CORPORATE SHORT-TERM INCENTIVE PLAN
(Effective October 1, 1999)

Purpose

    The purpose of Magellan Corporate Short-Term Incentive Plan (the "Plan") is to reward employees for attaining key measures of success during the fiscal year and for contributing to the overall performance of Magellan Health Services, Inc. ("Magellan" or the "Company")

Approval

    The Plan is subject to approval by the Board of Directors of Magellan Health Services, Inc. for the fiscal year beginning October 1, 1999.

Description of the Plan

    The Plan will be driven by the financial measures that are intended to align the interests of the Company's stockholders, lenders, bondholders and employees. The Plan is driven by the budgeted financial measures (the "Targets") approved by the Company's Board of Directors or by the Compensation Committee of such Board of Directors. Any short-term incentive available, in whole or in part, will be based upon the following additive factors.

      33.33% — Consolidated cash flows from continuing operations, defined as EBITDA, less working capital, less capital expenditures, excluding any unusual items.

      66.67% — Consolidated diluted EPS form continuing operations excluding any unusual items.

    A significant, unexpected change in the operations and cash flows of the Company (e.g. acquisitions and/or divestitures) may result in an adjustment to the Targets. The Compensation Committee of the Board of Directors and CEO will determine which events, if any, should result in adjustments to the Targets.

Definitions

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  Unusual Items — charges to earnings or non-recurring gains or losses that the Company has historically presented as non-operating charges in its consolidated statement of operations. Examples include gains or losses on asset sales, insurance or legal settlements, customer concessions resulting in increased liquidity and/or contract extensions, office closure costs and related severance and asset impairments, charges to earnings related to mergers and acquisitions, including severance costs, lease termination costs and outside consulting costs.

  •
  Capital Expenditures — payments to acquire property, plant and equipment or the costs of developing internal-use software.

Plan Funding

    The Plan will be funded based on the level of actual results achieved compared to key financial targets. Magellan Health Services, Inc. must achieve 75% of the target established for consolidated diluted EPS AND 90% of the target established for Consolidated Cash Flows before any cash funding of the Plan occurs.

Allocation of Short-Term Incentive Pool

    Each operating unit and the corporate office will recommend allocation of their respective portion of the pool to their employees for approval by the CEO with the exception of Section 16 officers (Harbin, Demilio, Donnelly, Marques, Wider,) that must be separately approved by the Compensation Committee of the Board, regardless of their participation in this Corporate plan or their operating unit plan.

    The following tables detail the amount of the Pool payable based on budgeted Consolidated Cash Flows and Consolidated Diluted EPS as described above.

Consolidated Cash Flows

Level of Achievement (% of target)		Incentive Pool Funding (Weighted 33 1/3%)
<90%	=	0% Funded
90% to 94%	=	Fund at -6% for every 1% in this range
>94% to 97%	=	fund at -4% for every 1% in this range
>97% to <100%	=	Fund at -2% for every 1% in this range
100%	=	100% Funded
>100% to 125%	=	100% Plus 1% for every 1% in this range

Consolidated Diluted EPS

Level of Achievement (% of target)		Incentive Pool Funding (Weighted 66 2/3%)
<75%		0% Funded
75% to <81%	=	Fund at -1.5% for every 1% in this range
81% to <91%	=	Fund at -1% for every 1% in this range
91% to <100%	=	Fund at -0.5% for every 1% in this range
100%	=	100% Funded
>100% to 125%	=	100% Plus 1% for every 1% in this range

Eligible Participants

    Eligibility for participation in the Plan shall be determined by management from among those key employees who are in a position to materially contribute to the success of the Company. Employees must be hired prior to April 1, 2000 to be eligible to participate in the Plan. Employees hired between October 1, 1999 and April 1, 2000 will receive a prorate portion of their award for partial year participation (number of semi-monthly pay periods of employment divided by twenty-four). Any person who becomes eligible through promotion for participation in the Plan after the start of the fiscal year shall also be eligible to receive a prorated portion of the annual bonus.

Condition of Payment

    No incentive compensation will be paid to any employee if employment is terminated, whether voluntary or involuntary, prior to the actual payment date. However, the CEO retains authority to make exceptions to the foregoing policy in unusual cases including, but not limited to, the death of an employee during the fiscal year or termination of employment due to total or partial disability or retirement with the consent of the Company.

    Short-Term incentive awards are payable to employees during the second quarter of the fiscal year following the plan year, unless an executed Supplemental Accumulation Plan deferral election is made prior to October 31, 2000 to defer this bonus payment.

Method of Calculation

    Each eligible participant must meet the goals established by management. In order to receive a bonus, each participant must be recommended for all, part, none, or an amount greater than the bonus (up to 150% of target) based on individual performance, by his or her direct supervisor, with the approval of the CEO and subject to pool availability. The various bonus target percentages are described in the chart below:

Target Bonus Percentage

Level in Organization	Target Bonus % of Base Salary
President & CEO	50%
CEO, COO, EVP	40%
SVPs	35%
VPs	20 to 25%
Director	15 to 20%
Manager	8 to 10%
Other Corporate	2 to 5%

    Actual payments under the Plan are at the sole discretion of the CEO of Magellan depending on the financial condition and future prospects of the Company at the time payment is due.

    For certain positions, a percentage of the short-term incentive may be replaced by a stock option grant.

Interpretation, Administration and Duration

    Any areas of question, interpretation, dispute, etc. concerning any area of this plan shall be governed by a Committee of Company officers. The Committee is defined as the CEO, the Executive Vice President/CFO, and the SVP of Human Resources. This plan shall be effective for the 2000 fiscal year beginning October 1, 1999. The Committee and the Board of Directors each retain the authority to modify, repeal or discontinue the plan on a prospective or retrospective basis for any reason.

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MAGELLAN CORPORATE SHORT-TERM INCENTIVE PLAN (Effective October 1, 1999)
Consolidated Cash Flows
Consolidated Diluted EPS
Target Bonus Percentage